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Exhibit 10.9(b)

September 9, 2003

Dr. Walter Vandaele
3034 Cleveland Avenue N.W.
Washington, D.C. 20008

    Re:
    Director Employment Agreement

Dear Walter:

        In accordance with our recent discussions, this letter modifies the compensation terms outlined in your Director employment letter dated October 13, 2000, as amended by that certain First Amendment to Employment Letter dated effective as of June 13, 2003 (collectively, the "Original Letter") in the following manner:

        Effective as of the date on which LECG Corporation, as successor in interest to LECG Holding Company, LLC, completes its initial public offering (the "IPO") and continuing thereafter until changed by mutual agreement, you will be entitled to receive a fixed annual draw of $500,000 paid in equal monthly installments of $41,666 (the "Advance"). The Advance will be credited against your Fee Pass Through and Project Origination Fees, as those concepts are defined in the Original Letter (collectively, "Earnings") such that, in the event your Earnings exceed the Advance in any period, LECG will pay you an additional amount equal to the amount by which your Earnings exceed the Advance. Payment of such additional amount, if any, will be made in accordance with LECG's standard payroll policies and procedures. Notwithstanding the foregoing, in the event your Earnings do not exceed the Advance, you will not be obligated to repay any portion of the Advance to LECG.

        Until the IPO is not completed, your compensation will continue to be governed by the Original Letter.

        All of us at LECG are pleased that you are continuing as a Director on these terms. Please sign below to indicate your acceptance of the terms contained in this letter.

Sincerely,

/s/ DAVID KAPLAN David Kaplan President
DK/jw
THE FOREGOING IS ACCEPTED AND AGREED:
/s/ DR. WALTER VANDAELE Dr. Walter Vandaele

Dated:                        , 2003

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  Exhibit 10.9(b)